Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel:  905-858-1368
Email:  rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS 21% REVENUE INCREASE IN FOURTH QUARTER

Toronto, Canada - March 31, 2008:  Med-Emerg International Inc. (OTCBB - MDER), announced today that for the year-ended December 31, 2007 revenues were $21.7 million compared to $17.7 million for the year-ended December 31, 2006, an increase of 22% (all amounts are $US unless otherwise stated).  For the twelve month period, earnings before depreciation, amortization, interest and taxes (EBITDA) declined to a loss of ($756K) from $159K in 2006.  The negative change in EBITDA arose largely as a result of losses incurred by the Pain Management division.  Losses in Pain Management increased to $1.1 million in 2007 from $0.5 million in 2006, as a result of costs incurred to open five new pain centers and the costs associated with the internal infrastructure necessary to support the continued growth of the Pain business.

Revenues from continuing operations, for the three months ended December 31, 2007 increased 21% while EBITDA decreased to a loss of $285K from a loss of $25K in 2006.  The increase in revenue reflects the increasing impact of the Company’s Pain Management business.  As with the twelve month results, the increased loss reflects the costs incurred in expanding the Pain Management infrastructure.

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Revenue	5,488	4,546	21,669 17,717
EBITDA	(285)	(25)	(756	) 159
Loss from continuing operations	(308)	35	(811	) (27)
Income (loss) from discontinued operations	11	(330)	97 851
Net income (loss) attributable to common shareholders	(297)	(295)	(713	) 824

Net income (loss) per common share (basis and diluted)
Continuing operations	(0.005)	0.001	(0.014	) (0.000)
Discontinued operations	0.000	(0.006)	0.001 0.014
Weighted average shares outstanding, basic	58,277,696	58,277,696	58,277,696	58,277,696

(US$000's)
	December 31,	December 31,
Balance Sheet Data:	2007	2006
Working Capital Surplus	2 ,472	3,912
Total Assets	7,529	7,901
Long-term debt	445	642
Shareholders' equity - Canadian GAAP	880	1,424
Shareholders' equity - US GAAP	1,010	907

The Company reported a loss attributable to common shareholders for the year ended December 31, 2007 of $713K ($0.014 per share) compared to income of $824K ($0.014 per share) for the year ended December 31, 2006.  In 2006 the Company reported income from discontinued operations of $851K resulting from a contractual settlement, compared to income of $97K in 2007.

MEII specializes in the coordination and delivery of health care services across Canada.  These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2007, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.